Exhibit 99.1

ZAYO GROUP COMPLETES ACQUISITION OF ARIALINK

Expands Network Reach in Michigan

LOUISVILLE, Colo. – May 1, 2012 – Zayo announced today it completed its transaction to purchase Arialink, adding 930 new route miles to the Zayo Network, including 400 miles of dense metro networks in Lansing and Ann Arbor, Mich.

“Arialink’s extensive network in Michigan will complement Zayo’s national footprint,” says Dan Caruso, President and CEO of Zayo Group. “This acquisition will expand the reach of our network services to new markets in Michigan that will be valuable to Zayo’s current customers as well as enable national services for customers in Michigan.”

The Michigan network will provide Ethernet, dark fiber and optical transport services across a 437 on-net building footprint in Michigan. The acquisition also provides Zayo with a regional long haul network and connectivity to smaller markets in central Michigan.

Recently, Arialink began construction of a 190-mile network to interconnect major healthcare facilities as part of an FCC grant to the Michigan Public Health Institute, supporting connectivity to healthcare facilities in rural Michigan and bringing broadband services to underserved communities.

The acquisition was funded with cash consideration of $18M, excluding assets and customers related to residential services. Arialink’s residential business has been spun out to the previous Arialink owners and will operate under the name Spectrum.

For more information on Zayo, visit www.zayo.com.

About Zayo Group

Based in Louisville, Colo., privately owned Zayo Group (www.zayo.com) is a national provider of fiber-based Bandwidth Infrastructure and network-neutral colocation and interconnection services. Zayo serves wireline and wireless carriers, data centers, Internet content and services companies, high bandwidth enterprises as well as federal, state and local government agencies. Zayo provides these services over regional, metro and fiber-to-the-tower networks. Zayo’s network assets include approximately 45,700 route miles, covering 42 states plus Washington, D.C. Additionally, Zayo has approximately 5,400 buildings on-net, 440 Points-of-Presence (POPs), 2,300 cell towers on-net, and over 93,000 billable square feet of colocation space. In March 2012, Zayo announced its intent to acquire AboveNet, a leading provider of high bandwidth connectivity solutions. Zayo was recently named one of the Denver-area’s Fastest Growing Private Companies by the Denver Business Journal.

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